Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 6, 2009--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY)

  Advances Pipeline of RNAi Therapeutics with Phase II Results for ALN-RSV01, Initiation of First Systemic Delivery Program with ALN-VSP for Liver Cancer, and Designation of ALN-TTR for Amyloidosis as Next IND Candidate –
  Achieves Continued Progress on Delivery of RNAi Therapeutics, Including New Research Alliances with Isis and Tekmira –
  Maintains Strong Balance Sheet with Approximately $474 Million in Cash –

Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter ended June 30, 2009 and company highlights.

“At this midpoint, 2009 promises to be another exciting year in fulfilling Alnylam’s mission of building a leading biopharmaceutical company founded on RNAi. The second quarter was notable as we made significant progress on our research and clinical efforts that are together aimed at advancing our innovation to patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “In particular, our Phase II study with ALN-RSV01 achieved its primary objective of safety and tolerability in adult lung transplant patients with respiratory syncytial virus infection; we initiated a Phase I trial with our first systemic RNAi therapeutic, ALN-VSP for liver cancer; and we have selected ALN-TTR as our next IND candidate, representing a potential breakthrough therapy for a devastating genetic disease. We also initiated an effort to help address the challenges of global health by joining GSK in an exciting new program aimed at fostering the discovery and development of new medicines for neglected tropical diseases in the world’s poorest nations. We are looking forward to continuing our progress across all value drivers in the second half of 2009 – including our new partnership objectives – and continuing our focus on advancing RNAi therapeutics as a whole new class of medicines.”

“We also had a very exciting quarter in business execution, marking successes in building and defending our leading intellectual property estate, and also achieving progress in our alliances with existing partners,” said Barry Greene, President and Chief Operating Officer of Alnylam. “We were thrilled that Novartis elected to continue our RNAi therapeutics collaboration for a fifth and final planned year, as it reflects the success of our collaborative efforts as well as the scientific progress we have made in advancing our innovative technology to patients. And further, Regulus Therapeutics achieved an important discovery milestone in its collaboration with GSK, providing continued validation of microRNA therapeutics as an entirely new frontier for pharmaceutical research. We look forward to execution on our current partnerships and in forming new major alliances through the remainder of the year.”

Cash, Cash Equivalents and Marketable Securities

At June 30, 2009, Alnylam had cash, cash equivalents and marketable securities of $473.8 million, compared to $512.7 million at December 31, 2008.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2009 was $22.7 million, or $0.55 per share on both a basic and diluted basis (including $5.4 million, or $0.13 per share of non-cash stock-based compensation expense), as compared to net loss of $12.8 million, or $0.31 per share on both a basic and diluted basis (including $4.5 million, or $0.11 per share of non-cash stock-based compensation expense), for the quarter ended June 30, 2008. The increase in net loss in the second quarter of 2009 as compared to the prior year period was due primarily to $11.0 million in license fees paid in connection with the company’s single-stranded RNAi (ssRNAi) agreement with Isis Pharmaceuticals, Inc.

Revenues

Revenues were $24.6 million for the second quarter of 2009, as compared to $23.8 million for the same period last year. The increase in revenues for the second quarter of 2009 as compared to the prior year period was primarily related to $5.4 million of revenues from the company’s alliance with Takeda Pharmaceutical Company Limited, which began in May of 2008. Also included in revenues were $14.0 million of collaboration revenues related to the company’s alliance with Roche and $5.2 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $38.6 million in the second quarter of 2009, including $3.2 million of non-cash stock-based compensation, as compared to $29.6 million in the second quarter of 2008, which included $2.9 million of non-cash stock-based compensation. The increase in R&D expenses in the second quarter of 2009 as compared to the prior year period was due primarily to $11.0 million in license fees paid in connection with the company’s ssRNAi agreement with Isis. R&D expenses in the second quarter of 2009 also consisted of higher expenses related to the company’s ALN-TTR pre-clinical program as well as the company’s ALN-RSV and ALN-VSP clinical trials. In addition, compensation and related expenses and facilities-related expenses increased during the second quarter of 2009 due to additional R&D headcount to support the company’s alliances and product pipeline progress.

General and Administrative Expenses

General and administrative (G&A) expenses were $8.4 million in the second quarter of 2009, including $2.2 million of non-cash stock-based compensation, as compared to $7.1 million in the second quarter of 2008, which included $1.7 million of non-cash stock-based compensation. The increase in G&A expenses during the second quarter of 2009 as compared to the prior year period was due primarily to higher professional service fees in association with business activities, including legal activities, an increase in G&A headcount over the past year to support the company’s growth, and higher non-cash stock-based compensation.

Regulus Therapeutics

Alnylam incurred $0.8 million and $1.6 million equity in loss of joint venture for the second quarter of 2009 and 2008, respectively. This was related to the company’s share of the net losses incurred by Regulus Therapeutics Inc., which was formed in September 2007 and is focused on the discovery, development, and commercialization of microRNA-based therapeutics. Through December 31, 2008, the company was recognizing the first $10.0 million of losses of Regulus as equity in loss of joint venture in the condensed consolidated statements of operations because the company was responsible for funding those losses through its initial $10.0 million cash contribution. Beginning in January 2009, in connection with the conversion of Regulus to a C corporation, the company is recognizing approximately 49% of the income and losses of Regulus.

Interest Income

Interest income was $1.5 million for the second quarter of 2009, as compared to $3.5 million for the second quarter of 2008. The decrease in interest income was due to significantly lower average interest rates.

Interest Expense

Interest expense was zero for the second quarter of 2009, as compared to $0.2 million for the second quarter of 2008. Interest expense in the second quarter of 2008 was related to borrowings under the company’s lines of credit used to finance capital equipment purchases. In December 2008, the company repaid the aggregate outstanding balance under its existing credit lines.

Income Tax Expense

Income tax expense, primarily as a result of the Roche and Takeda alliances, was $0.9 million for the second quarter of 2009 as compared to $1.3 million for the second quarter of 2008.

2009 Financial Guidance

Alnylam continues to expect that its cash, cash equivalents, and marketable securities balance will be greater than $435 million at December 31, 2009. The company has also guided that it will end 2009 with a non-GAAP cash net operating loss of approximately $35 to $45 million, excluding the $11 million in license fees paid in connection with the company’s ssRNAi agreement with Isis.

“We are very pleased with our solid financial position, which has provided us with one of the strongest net cash positions across the entire biotechnology industry,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “We ended the second quarter with $474 million in cash and zero debt, and expect our strong revenues to continue for the foreseeable future, enabling us to invest prudently in our RNAi therapeutics programs and scientific platform. We remain on track to end the year with greater than $435 million in cash.”

Second Quarter 2009 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Reported Full Data from Phase II Trial of ALN-RSV01 in Lung Transplant Patients. Alnylam and Cubist presented complete data from a Phase II randomized, double-blind study of inhaled ALN-RSV01 or placebo in lung transplant patients naturally infected with respiratory syncytial virus (RSV). This study achieved its primary objective of demonstrating the safety and tolerability of ALN-RSV01. The study was not powered for effects on viral or clinical endpoints and results should be considered exploratory due to the small sample size. Nevertheless, at the 90 day endpoint, ALN-RSV01 treatment was associated with improved recovery of lung function (forced expiratory volume in the first second, or FEV1) as measured by spirometry and a statistically significant reduction in the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), an irreversible disease of the transplanted lung resulting in approximately 50% mortality within three to five years of onset. The companies plan to evaluate these and additional data from the broader ALN-RSV program, including its second-generation compounds, to determine the optimal development strategy and specific plans for all RSV indications. The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia, and Cubist worldwide except Asia.
  Advanced ALN-VSP for Liver Cancer into Clinic Trials. Alnylam initiated a Phase I multi-center, open label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of ALN-VSP in patients with advanced solid tumors with liver involvement, including hepatocellular carcinoma (HCC). The Phase I trial is being conducted in the U.S., and represents Alnylam’s first clinical program with a systemically delivered RNAi therapeutic. Multiple patients are now enrolled across multiple dose cohorts, and based on current enrollment rates, Alnylam expects to complete accrual in this trial and present preliminary data in mid-2010.
  Selected ALN-TTR as 2009 Investigational New Drug (IND) Candidate; Represents a Potential Breakthrough Therapy for an Orphan Disease. Alnylam announced today that it is advancing ALN-TTR as its next IND candidate. ALN-TTR is a systemically delivered RNAi therapeutic targeting the transthyretin (TTR) gene for the treatment of TTR amyloidosis. TTR amyloidosis is a hereditary, systemic disease caused by mutations in the TTR gene. In its severest forms, TTR amyloidosis is manifested by a cardiomyopathy called familial cardiac amyloidosis (FAC), and/or an autonomic and sensory neuropathy called familial amyloidotic polyneuropathy (FAP); FAC and FAP afflict over 50,000 patients worldwide and are associated with significant morbidity and mortality. The only treatment option for a subset of these patients is liver transplantation. Pre-clinical data with ALN-TTR have demonstrated potent silencing of both the normal and mutated TTR gene in rodent and non-human primate studies. ALN-TTR is being advanced using stable nucleic acid-lipid particles (SNALP) delivery technology from Tekmira Pharmaceuticals Corporation. Alnylam expects to file the IND for ALN-TTR by the end of 2009.
  Continued to Advance Additional Development and Pre-Clinical Programs. In addition to its efforts with ALN-RSV, ALN-VSP, and ALN-TTR programs, Alnylam continued to advance its additional development programs including ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia, and, in collaboration with Medtronic, Inc., ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for Huntington’s disease. Further, Alnylam is advancing a large number of additional pre-clinical RNAi therapeutic programs. In addition, Alnylam is advancing its microRNA therapeutic programs through its ownership interests in Regulus, where lead programs include anti-miRs targeting miR-122 for hepatitis C infection, miR-21 for heart failure and fibrotic disease, and immuno-inflammatory disease indications in collaboration with GSK.

  Continued to Expand Platform for Delivery of RNAi Therapeutics.
    Alnylam formed a new collaboration with Isis focused on the development of ssRNAi technology. ssRNAi comprises chemically modified, single-stranded, RNA-like oligonucleotides that may have improved properties for systemic administration while harnessing advantages of the RNAi mechanism. As part of the collaboration, Isis has co-exclusively licensed its ssRNAi technology to Alnylam in exchange for upfront payments, R&D milestone payments, and royalties. Upon further development of the technology, the alliance also provides for both companies to have the opportunity to discover and develop drugs employing this approach. In addition to the new collaboration, Isis and Alnylam agreed to extend their broad cross-licensing arrangement regarding double-stranded RNAi that was established in 2004.
    Tekmira and Alnylam have also agreed to jointly participate in a new research collaboration with scientists at The University of British Columbia and AlCana Technologies, Inc., focused on the discovery of novel cationic lipids and lipid nanoparticles for the systemic delivery of RNAi therapeutics. Alnylam will fund the collaborative research over a two year period, and the work will be conducted by scientists at UBC and AlCana. Alnylam will receive exclusive rights to all new inventions as well as rights to sublicense any resulting intellectual property to Alnylam’s current and future partners, and Tekmira receives rights to use new inventions for their own RNAi therapeutic programs that are licensed under Alnylam’s InterfeRx program.
  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication and presentation of peer-reviewed research, including:
    pre-clinical research demonstrating that rhythmic transcription extends to the locus specifying miR-122, a highly abundant, hepatocyte-specific microRNA (Gatfield et al., Genes & Development June 1, 2009 23: 1313-1326; doi:10.1101/gad.1781009);
    pre-clinical research characterizing the role of chemical modifications and drug delivery formulations in modifying immunostimulatory properties of double-stranded RNAs (dsRNAs) (Nguyen et al., Molecular Therapy advance online publication 7 July 2009. Doi:10.1038/mt.2009.147); and, pre-clinical data on RNAi therapeutics targeting PCSK9 presented at the XV International Symposium on Atherosclerosis 2009 demonstrating markedly improved potency using novel lipid nanoparticles.

Business Execution Highlights

  Extended Novartis Collaboration for Fifth and Final Planned Year. Novartis elected to extend the company’s RNAi therapeutics collaboration for a fifth and final planned year, through October 2010, resulting in continued R&D funding to Alnylam. In addition, in accordance with the terms of the 2005 Investor Rights Agreement between Alnylam and Novartis, Novartis also elected to fully exercise its current right to purchase approximately 66,000 unregistered shares of Alnylam’s common stock at a purchase price of $17.50 per share, which is equal to the average of the closing prices for Alnylam’s common stock for the 20 trading-day period ending on March 30, 2009.
  Regulus Therapeutics Achieved Initial Milestone in Collaboration with GlaxoSmithKline (GSK). As part of the ongoing worldwide strategic alliance established in April 2008 to discover, develop, and market novel microRNA-based therapeutics to treat inflammatory diseases, Regulus reached an important discovery milestone, which triggered a payment, concurrent with the first demonstration of a pharmacological effect in immune cells by specific microRNA inhibition.

Intellectual Property (IP) Highlights

  Joined GSK in Donating IP to Patent Pool for Neglected Tropical Diseases. Alnylam will be donating its RNAi IP, technology, and know-how to the patent pool established by GSK earlier this year. Alnylam’s patent estate, which includes more than 1500 patents and patent applications, will be provided on a royalty-free, non-profit basis to qualified third parties who want to conduct research on new treatments for neglected tropical diseases (NTDs), as defined by the Food and Drug Administration (FDA). The patent pool was formed by GSK to aid in the discovery and development of new medicines for the treatment of NTDs in the world’s least developed countries.
  Kreutzer-Limmer II Patent Upheld in European Opposition Proceedings. The European Patent Office (EPO) upheld the “Kreutzer-Limmer II” ’061 (EP1352061) patent in oral proceedings held before the European Opposition Board. The ’061 patent is the first to be granted in Europe from the Kreutzer-Limmer II patent family, and includes broad claims covering methods of silencing approximately 130 disease genes with small interfering RNAs (siRNAs), the molecules that mediate RNAi.
  European Patent Office Granted Tuschl I Patent. Alnylam received notification from the EPO of an intent to grant a patent (EP1309726) in the Tuschl I patent series. The Tuschl I patent includes claims broadly covering the use of dsRNAs for RNAi.
  Chinese Patent Office Granted Tuschl II Patent. A key fundamental patent from Alnylam’s exclusively held Tuschl II patent series was given an intent to grant in China, one of the fastest growing markets in the world. The Tuschl II patent (Application No. 01820900.9) includes broad claims covering compositions, methods, uses, and systems for siRNAs.
  Additional New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
  the Fire & Mello patent, which is non-exclusively licensed to Alnylam, was issued by the United States Patent Office (USPTO) (7,538,095) and covers methods for inhibiting the expression of a target gene by synthesizing dsRNAs in a cell;
  new patents from the Nucleonics, Inc. patent estate were granted by the USPTO (7,527,945), the Australian Patent Office (AU2003266014), and the Singapore Patent Office (SG 117818);
  the Tuschl I patent, which is exclusively licensed to Alnylam from the Max Planck Society, the Massachusetts Institute of Technology (MIT), and the Whitehead Institute for Biomedical Research, was issued by the Korean Patent Office (Application No. 2002-7012832);
  new chemistry-related patents received notice of allowance from the USPTO (Application Nos. 11/186,915, 11/170,798, 11/197,753 and 11/115,989) and the Australian Patent Office (AU2004220556); and,
  new target-related patents were allowed by the USPTO (Application No. 11/548,890, 11/746,864, 11/151,893 and 11/593,099, Patent Nos. US 7,528,118 and 7,517,865) and Eurasia (EA200701450).

  Joined Max Planck in Legal Action toward Whitehead Institute. Alnylam joined the Max Planck in taking legal action toward the Whitehead Institute. Also named in the suit are MIT and the University of Massachusetts. The complaint alleges that Whitehead has breached its contractual obligations to Max Planck and Alnylam in the manner in which it is prosecuting the Tuschl I patent applications and in its fiduciary duty to all of the co-owners of the Tuschl I patent series. In the field of RNAi therapeutics, Alnylam is the exclusive licensee of the Tuschl I patent applications from Max Planck, MIT and Whitehead, and of the Tuschl II patent applications from Max Planck.
  Exceeds Year-End Goal for Grant of New Patents. Alnylam announced today that it has received 30 patents year-to-date, exceeding its goal of greater than 15 new patents by year end; approximately 20 patents were granted in the second quarter. Alnylam continues to expect additional patent grants by year end.

Organizational Highlights

  Named to The Scientist Magazine’s 2009 Best Places to Work in Industry. Alnylam was named one of the Best Places to Work in Industry by The Scientist magazine, ranking 6th on the Top 10 Small Companies list and 7th overall.
  Received Notable Leadership Awards by Pharmaceutical Industry. Jason Rhodes, Vice President of Business Development and Antonin (Tony) de Fougerolles, Ph.D., Vice President of Research, Immunology, Metabolic and Viral Disease, received the 2009 Emerging Leadership Award from Pharmaceutical Executive magazine. This award is given to individuals under the age of 45 for their dedication and contribution to the pharmaceutical and biotechnology industries. Alnylam’s Chief Executive Officer, John Maraganore, was also recognized as one of the 100 Most Inspiring People in the Life-sciences Industry by PharmaVOICE magazine.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2009 results, and discuss expectations for the future via conference call on August 6, 2009 at 4:30 p.m. ET. To access the call, please dial 800-599-9816 (domestic) or 617-847-8705 (international) five minutes prior to the start time and provide the passcode 36308701. A replay of the call will be available from 7:30 p.m. ET on August 6, 2009 to August 13, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 91948590.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus, a company focused on the discovery, development, and commercialization of microRNA-based therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, its expectations with respect to the timing and success of its research, clinical and pre-clinical trials and regulatory filings, including the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2009, and its non-GAAP cash net operating loss during 2009 as well its expectations regarding clinical trials, business execution, intellectual property matters and legal activities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for the development, manufacture, marketing, sale and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net revenues from research collaborators	$24,601	$23,833	$49,658	$46,025

Operating expenses:
Research and development (1)	38,615	29,558	63,936	49,835
General and administrative (1)	8,398	7,106	16,114	12,978
Total operating expenses	47,013	36,664	80,050	62,813
Loss from operations	(22,412)	(12,831)	(30,392)	(16,788)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(816)	(1,605)	(2,286)	(3,234)
Interest income	1,458	3,547	3,506	8,249
Interest expense	—	(208)	—	(440)
Other (expense) income	(24)	(412)	154	(330)
Total other income (expense)	618	1,322	1,374	4,245
Loss before income taxes	(21,794)	(11,509)	(29,018)	(12,543)
Provision for income taxes	(908)	(1,251)	(1,573)	(1,456)
Net loss	$(22,702)	$(12,760)	$(30,591)	$(13,999)

Net loss per common share - basic and diluted	$(0.55)	$(0.31)	$(0.74)	$(0.34)

Weighted average common shares used to compute basic and diluted net loss per common share	41,520	40,908	41,460	40,821

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,248	$2,857	$6,282	$5,171
General and administrative	2,164	1,691	4,267	3,197

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2009	2008
Cash, cash equivalents and total marketable securities	$473,771	$512,709
Collaboration receivables	5,857	4,188
Prepaid expenses and other current assets	5,327	4,674
Total restricted cash	—	6,151
Property and equipment, net	18,483	19,194
Intangible assets, net	708	795
Deferred tax assets	5,606	5,382
Investment in joint venture (Regulus Therapeutics Inc.)	8,901	1,583
Total assets	$518,653	$554,676
Income taxes payable	$1,829	$6,111
Other current liabilities	16,371	11,916
Total deferred revenue	312,239	329,985
Total deferred rent	3,512	4,293
Other long-term liabilities	220	246
Total stockholders’ equity (41.7 million and 41.4 million common shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively)	184,482	202,125
Total liabilities and stockholders' equity	$518,653	$554,676

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2008.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer